Exhibit 10.2.a

GRANITE CONSTRUCTION INCORPORATED

AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

Amendment No. 1

Section 14.1 of the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan, as amended and restated on May 15, 2009 (the “Plan”) authorizes amendments to the Plan by action of the Compensation Committee of the Company’s Board of Directors. Accordingly, the Plan is hereby amended, effective January 1, 2010, as follows:

1.           Section 10.3 is amended to read as follows:

“10.3           Subsequent Award.  Each Nonemployee Director automatically will be granted either a Restricted Stock or Restricted Stock Unit Award (as determined by the Board) on the date of each annual meeting of the shareholders of the Company.”

2.           The first sentence of Section 10.4(a) is amended to read as follows:

“Shares issued pursuant to any Nonemployee Director Restricted Stock Award or any Nonemployee Director Restricted Stock Unit Award shall vest in full on the first May 20th to occur more than one year after the date of grant (as provided for in Section 10.2 or Section 10.3) and as set forth in the Award Agreement evidencing such Award.  Notwithstanding the foregoing, if the annual meeting of the shareholders of the Company occurs during a calendar on a date after May 20, then shares issued pursuant to any Nonemployee Director Restricted Stock Award or any Nonemployee Director Restricted Stock Unit Award shall vest on the first anniversary of the date of grant and as set forth in the Award Agreement evidencing such Award.”

Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed this 7th day of November, 2009.

GRANITE CONSTRUCTION INCORPORATED

By:           /s/ William G. Dorey

Its:           President and CEO